Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER OF 2016

NEW YORK, August 1, 2016—Loews Corporation (NYSE:L) today reported a net loss for the three months ended June 30, 2016 of $65 million, or $0.19 per share, compared to net income of $170 million, or $0.46 per share, in the prior year period. Net income for the six months ended June 30, 2016 was $37 million, or $0.11 per share, compared to $279 million, or $0.75 per share, in the prior year period.

Results include asset impairment charges at Diamond Offshore Drilling, Inc. of $267 million (after tax and noncontrolling interests) for the three and six months ended June 30, 2016 and $158 million (after tax and noncontrolling interests) for the six months ended June 30, 2015.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $52.84 at June 30, 2016 from $52.72 at December 31, 2015.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2016	2015	2016	2015

Income (loss) before net investment gains (losses)	$(67)	$167	$52	$268
Net investment gains (losses)	2	3	(15)	11
Net income (loss) attributable to Loews Corporation	$(65)	$170	$37	$279
Net income (loss) per share	$(0.19)	$0.46	$0.11	$0.75

	June 30, 2016	December 31, 2015

Book value per share	$53.19	$51.67
Book value per share excluding AOCI	52.84	52.72

Three Months Ended June 30, 2016 Compared to 2015

Results for the three months ended June 30, 2016 decreased $235 million as compared to the prior year due to an asset impairment charge at Diamond Offshore partially offset by higher earnings at CNA Financial Corporation and improved results from the parent company investment portfolio due to higher income from equity securities.

CNA’s earnings increased due to the impact of a $49 million charge (after tax and noncontrolling interests) in 2015 related to the 2010 retroactive reinsurance agreement to cede its legacy asbestos and environmental pollution liabilities (loss portfolio transfer or LPT). CNA’s earnings also benefited from increased favorable net prior year development.

Diamond Offshore’s earnings decreased due to an asset impairment charge of $680 million ($267 million after tax and noncontrolling interests) related to the carrying value of eight drilling rigs. Absent this charge, Diamond Offshore’s earnings declined due to a substantial reduction in the number of rigs operating as compared to the year ago period partially offset by lower depreciation expense resulting mainly from the asset impairment charges recorded in 2015.

Boardwalk Pipeline’s earnings increased partially due to new rates in effect following the Gulf South rate case and proceeds received from a one-time legal settlement. Additionally, the Evangeline pipeline, which was placed into service in mid-2015, and new growth projects contributed to earnings.

Loews Hotels’ earnings decreased due to an impairment charge related to a joint venture property.

Six Months Ended June 30, 2016 Compared to 2015

Net income for the six months ended June 30, 2016 decreased primarily due to lower earnings at CNA and Diamond Offshore partially offset by higher earnings at Boardwalk Pipeline and improved results from the parent company investment portfolio due to higher income from equity securities.

CNA’s earnings decreased due to lower net investment income driven by limited partnership investment results, realized investment losses in 2016 as compared to gains in 2015 and a higher LPT charge in 2016 as compared to the prior year period. These items were partially offset by increased favorable net prior year development.

Diamond Offshore’s earnings decreased due to increased asset impairment charges. Excluding these impairment charges, year-over-year earnings decreased as a result of a substantial reduction in the number of operating rigs partially offset by revenue earned by newbuild drillships and lower depreciation expense as a result of the asset impairment charges recorded in 2015.

The change in Boardwalk Pipeline’s and Loews Hotels’ results are primarily due to the reasons discussed above in the three month comparison.

SHARE REPURCHASES

At June 30, 2016, there were 337.4 million shares of Loews common stock outstanding. During the three and six months ended June 30, 2016, the Company repurchased 1.6 million and 2.6 million shares of its common stock at an aggregate cost of $65 million and $98 million. For the six months ended June 30, 2016, the Company also purchased 0.3 million shares of CNA common stock at an aggregate cost of $8 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 40770811. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available at www.cna.com. Those interested in participating in the question and answer session should dial (888) 569-5033, or for international callers, (719) 325-2481.

A conference call to discuss the second quarter results of Boardwalk Pipeline has been scheduled for today at 9:30 a.m. ET. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (855) 793-3255 or for international callers, (631) 485-4925. The conference ID number is 37711438.

A conference call to discuss the second quarter results of Diamond Offshore has been scheduled for today at 8:30 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (800) 247-9979, or for international callers, (973) 321-1100. The conference ID number is 47948706.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
(In millions)	Three Months		Six Months
	2016	2015	2016	2015
Revenues:
CNA Financial	$2,335	$2,329	$4,566	$4,671
Diamond Offshore	390	632	861	1,259
Boardwalk Pipeline	308	299	655	629
Loews Hotels	189	167	352	306
Investment income and other	84	10	73	40
	3,306	3,437	6,507	6,905
Investment gains (losses):
CNA Financial	13	(2)	(15)	8
Corporate and other	(12)		(12)
	1	(2)	(27)	8
Total	$3,307	$3,435	$6,480	$6,913
Income (Loss) Before Income Tax:
CNA Financial (a)	$277	$167	$363	$471
Diamond Offshore (b)	(657)	106	(574)	(181)
Boardwalk Pipeline	65	38	164	115
Loews Hotels	4	14	13	24
Investment income, net	85	10	72	39
Other (c)	(51)	(38)	(92)	(76)
	(277)	297	(54)	392
Investment gains (losses):
CNA Financial	13	(2)	(15)	8
Corporate and other	(12)		(12)
	1	(2)	(27)	8
Total	$(276)	$295	$(81)	$400
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$183	$121	$260	$323
Diamond Offshore (b)	(290)	45	(247)	(81)
Boardwalk Pipeline	17	12	48	37
Loews Hotels	1	8	4	13
Investment income, net	56	7	48	26
Other (c)	(34)	(26)	(61)	(50)
	(67)	167	52	268
Investment gains (losses):
CNA Financial	6	3	(11)	11
Corporate and other	(4)		(4)
	2	3	(15)	11
Net income (loss) attributable to Loews Corporation	$(65)	$170	$37	$279

(a)
Includes a charge of $127 million ($74 million after tax and noncontrolling interests) for the six months ended June 30, 2016 and a charge of $84 million ($49 million after tax and noncontrolling interests) for the three and six months ended June 30, 2015 related to retroactive reinsurance accounting for the Loss Portfolio Transfer.

(b)
Includes asset impairment charges of $680 million ($267 million after tax and noncontrolling interests) for the three and six months ended June 30, 2016 and $359 million ($158 million after tax and noncontrolling interests) for the six months ended June 30, 2015 related to the carrying value of Diamond Offshore's drilling rigs.

(c)	Consists primarily of corporate interest expense and other unallocated expenses.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
(In millions, except per share data)	Three Months		Six Months
	2016	2015	2016	2015
Revenues:
Insurance premiums	$1,730	$1,735	$3,429	$3,422
Net investment income	587	510	1,009	1,098
Investment gains (losses)	1	(2)	(27)	8
Contract drilling revenues	357	617	801	1,217
Other revenues	632	575	1,268	1,168
Total	3,307	3,435	6,480	6,913

Expenses:
Insurance claims and policyholders’ benefits (a)	1,339	1,469	2,747	2,808
Contract drilling expenses	198	344	411	695
Other operating expenses (b)	2,046	1,327	3,403	3,010
Total	3,583	3,140	6,561	6,513

Income (loss) before income tax	(276)	295	(81)	400
Income tax expense	(12)	(48)	(8)	(104)
Net income (loss)	(288)	247	(89)	296
Amounts attributable to noncontrolling interests	223	(77)	126	(17)
Net income (loss) attributable to Loews Corporation	$(65)	$170	$37	$279

Income (loss) per share attributable to Loews Corporation	$(0.19)	$0.46	$0.11	$0.75

Weighted average number of shares	338.72	369.97	339.10	371.57

(a)
Includes a charge of $127 million ($74 million after tax and noncontrolling interests) for the six months ended June 30, 2016 and a charge of $84 million ($49 million after tax and noncontrolling interests) for the three and six months ended June 30, 2015 related to retroactive reinsurance accounting for the Loss Portfolio Transfer.

(b)
Includes asset impairment charges of $680 million ($267 million after tax and noncontrolling interests) for the three and six months ended June 30, 2016 and $359 million ($158 million after tax and noncontrolling interests) for the six months ended June 30, 2015 related to the carrying value of Diamond Offshore's drilling rigs.